Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 2nd day of March, 2026 (the “Commencement Date”), between Plug Power Inc., a Delaware corporation (the “Company”), and Gerard L. Conway, Jr. (the “Executive”).

WHEREAS, the Executive and the Company have determined to enter into an agreement related to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment. The term of employment pursuant to this Agreement (the “Term”) shall continue from the Commencement Date until such employment is terminated in accordance with Section 5.

2.Position and Duties. The Executive shall initially serve the Company in the position of Chief Legal Officer, and during the period of service in such position shall have responsibilities and duties consistent with such position and such other responsibilities and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executives, provided that such responsibilities and duties are consistent with the Executive’s position. The foregoing shall not limit the Company’s right to assign the Executive to other positions from time to time with the responsibilities and duties that are consistent with such positions, subject to the Executive’s rights pursuant to Sections 5(e) and 7(a). The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of duties to the Company as provided in this Agreement.

3.Policies. Except as provided herein, the Executive shall be covered by and agrees to comply with all of the Company’s policies and procedures, including but not limited to the Company’s Employee Handbook, on the same terms as are applicable to other executives of the Company.

4.Compensation and Related Matters. The Executive shall be entitled to receive compensation as follows during the Term:

(a)Base Salary. The Executive’s initial annual base salary shall be $525,000. The Executive’s base salary shall be re-determined annually by the Compensation Committee of the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in accordance with the payroll cycle of the Company and will be subject to applicable withholdings and deductions.

(b)Annual Cash Bonus. The Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation shall be 100% of the Executive’s Base Salary. The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.

(c)Annual Equity Grant. The Executive shall be eligible to receive an annual grant of equity as determined in the sole discretion of the Compensation Committee.

(d)Incentive Compensation. In addition to what the Executive may receive pursuant to Sections 4(b) and 4(c) above, the Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee of the Board from time to time.

(e)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(f)Other Benefits. During the Term, the Executive shall be entitled to participate in or receive benefits under the Company’s employee benefit plans or programs that are provided generally to the Company’s executives and key management employees, subject to the terms of such plans or programs and to any changes in such plans or programs that may be made by the Company from time to time.

(g)Vacations. The Executive shall be entitled to 160 hours of paid vacation in each full calendar year of employment, which shall be accrued monthly during the calendar year and shall be subject to the Company’s vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

5.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death. The Executive’s employment hereunder shall automatically terminate upon the Executive’s death.

(b)Disability. The Company may terminate the Executive’s employment if the Executive is disabled such that the Executive is unable to perform the essential functions of the Executive’s position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period (the “Measurement Period”). For the avoidance of doubt, the Executive shall be considered to be unable to perform the essential functions of the Executive’s then existing position or positions if the Executive is expected to a reasonable degree of medical certainty to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation for the

Measurement Period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation for the Measurement Period, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by the Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of acts or omissions satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position; (iv) continued non-performance by the Executive of the Executive’s responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (v) a breach by the Executive of the Employee Patent, Confidential Information, Non-Solicitation and Non-Compete Agreement between the Executive and the Company (the “Confidentiality Agreement”); (vi) a material violation by the Executive of any of the Company’s written employment policies; (vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (viii) the Executive’s breach of any fiduciary duty to the Company.

(d)Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 5(c) or result from the death or disability of the Executive under Section 5(a) or (b) shall be deemed a termination without Cause.

(e)Termination by the Executive. At any time during the Term, the Executive may terminate employment hereunder for any reason, including but not limited to Good Reason.

If the Executive provides notice to the Company under Section 1 that the Executive elects to discontinue the extensions of the Term, such action shall be deemed a voluntary termination by the Executive and one without Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events after a Change in Control: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Base Salary other than a Company-wide diminution of base salaries of less than ten percent (10%) similarly affecting all or substantially all executives in similarly situated positions; (iii) a material change in the physical location at which the Executive is generally required to provide services to the Company (exclusive of required business travel), such that the distance from the Executive’s residence immediately preceding such material change increases by a driving distance of at least fifty (50) miles; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of the initial occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)Notice of Termination. Except for termination as specified in Section 5(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated due to the Executive’s death, the date of death; (ii) if the Executive’s employment is terminated by the Company for Cause under Section 5(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 5(b) or 5(d), thirty (30) days after the date on which a Notice of Termination is given; provided that the Company may reduce or eliminate such notice period by paying the Executive at the rate of the Base Salary for the accelerated portion of such notice period; (iv) if the Executive’s employment is terminated by the Executive under Section 5(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 5(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.

6.Compensation Upon Termination.

(a)Termination Generally. If the Executive’s employment with the Company terminates, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid portion of the Base Salary, any incentive compensation determined by the Board or its Compensation Committee to be earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under the Company’s employee benefit plans through the Date of Termination (the “Accrued Benefit”). The Executive shall not be entitled to receive any other termination payments or benefits from the Company except as specifically provided in Section 6(b) or Section 7.

(b)Termination by the Company Without Cause or by the Executive After June 30, 2028. If the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d) or by the Executive any time after June 30, 2028, then the Company shall, through the Date of Termination, pay the Executive’s Accrued Benefit. Except as provided in Section 7, if (i) the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d), (ii) the Executive signs a separation agreement in a form provided by the Company, including a general release of claims (the “Release”), and the Release becomes effective within the time frame set forth in the Release but in no event later than sixty (60) days after the Date of Termination, and (iii) the Executive complies with the Confidentiality Agreement, then:

A.The Company shall pay the Executive (i) an amount equal to one (1) year of the Executive’s Base Salary plus (ii) an amount equal amount of the Executive’s Annual Cash Bonus prorated for the number of months employed by the Company up through the Date of Termination (the “Severance Amount”).

B.Effective as of the later of (i) the Date of Termination or (ii) the effective date of the Release (the “Accelerated Vesting Date”), and notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, (a) all stock options and other stock-based awards subject solely to time-based vesting held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable, provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Release becoming fully effective within the time period set forth therein and no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date; and (b) all vested stock options held by the Executive shall be exercisable until the earlier of (1) twenty-four (24) months following the Date of Termination and (2) the original expiration date of the applicable stock option.

C.The Executive’s coverage under the Company’s group health plans shall continue to and including the end of the month in which the Date of Termination occurs. The Executive may elect to continue coverage under such group health plans thereafter pursuant to and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive will be responsible for payment of premiums for continuation coverage under COBRA. In recognition of the cessation of subsidized group health plan coverage, the Company shall provide a payment to the Executive equal to twelve (12) times the Company’s share of the monthly group health premiums in effect on the Date of Termination, less applicable withholdings and deductions.

D.The Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to the Executive except as otherwise provided under the applicable terms of this Agreement or the Company’s employee benefit plans.

The amounts payable under Section 6(b)(A) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The amount payable under Section 6(b)(C) shall be paid in a lump sum within sixty (60) days after the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.Change in Control Payment. The provisions of this Section 7 set forth certain terms regarding the Executive’s rights and obligations upon a qualifying termination in connection with a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within twelve (12) months after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Term. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of the first event constituting a Change in Control.

(a)Change in Control. If (i) within twelve (12) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 5(e), (ii) the Executive signs the Release and the Release becomes effective, all within the time frame set forth in the Release but in no event later than sixty (60) days after the Date of Termination, and (iii) the Executive complies with the Confidentiality Agreement, then:

A.The Company shall pay to the Executive an amount equal to the sum of (i) one-hundred percent (100%) the Executive’s average annual Base Salary over the three (3) fiscal years immediately prior to the Date of Termination (or the Executive’s annual Base Salary in effect immediately prior to the Change in Control, if higher) and (ii) one-hundred percent (100%) of the Executive’s average annual bonus over the three (3) fiscal years immediately prior to the Change in

Control (or the Executive’s annual bonus for the last fiscal year immediately prior to the Change in Control, if higher).

B.Effective as of the Accelerated Vesting Date and notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, (i) all Time-Based Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable; provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Release becoming fully effective within the time period set forth therein and no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date and (ii) all vested stock options held by the Executive shall be exercisable until the earlier of (a) twenty-four (24) months following the Date of Termination and (b) the original expiration date of the applicable stock option.

C.The Executive’s coverage under the Company’s group health plans shall continue to and including the end of the month in which the Date of Termination occurs. The Executive may elect to continue coverage under such group health plans thereafter pursuant to and in accordance with COBRA. The Executive will be responsible for payment of premiums for continuation coverage under COBRA. In recognition of the cessation of subsidized group health plan coverage, the Company shall provide a payment to the Executive equal to twelve (12) times the Company’s share of the monthly group health premiums in effect on the Date of Termination, less applicable withholdings and deductions.

D.The Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to the Executive except as otherwise provided under the applicable terms of this Agreement or the Company’s employee benefit plans.

The amounts payable under Section 7(a)(A) , shall be paid in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period.

(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 7(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(b)(i) shall be made by a nationally recognized accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)Definition of Change in Control. For purposes of this Section 7, “Change in Control” shall mean a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan, as amended).

8.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.Covenants.

(a)Confidentiality Agreement. The Executive acknowledges and agrees that the Confidentiality Agreement shall continue in effect as if set forth herein.

(b)Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company and all of its subsidiaries and affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future claims or actions which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Term, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any pre-approved reasonable business travel expenses that are incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(b) after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

(c)Disparagement. During and after the Term, the Executive agrees not to make any disparaging statements concerning the Company, its products or services or any of its subsidiaries, affiliates or current or former officers, directors, shareholders, employees or agents (“Company Parties”); provided that this shall not apply to any statements made during the Term as part of the reasonable and good faith performance of the Executive’s responsibilities to the Company. The Executive further agrees that the Executive shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against the Company or any of the Company Parties or that is undertaking any investigation or review of the Company’s or any of the Company Parties’ activities or practices; provided that this restriction shall not apply to statements made to any governmental agency. Nothing in this Agreement prevents the Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or any other governmental agency or participating in any investigation or proceeding conducted by the EEOC or another governmental agency. Without limiting the foregoing, nothing in this Agreement limits the Executive’s ability to file a complaint with the Securities and Exchange Commission (“SEC”), provide information to the SEC (other than information protected by the attorney-client privilege of any Company Party) without notice to the Company or otherwise participate in any investigation or proceeding that may be conducted by the SEC. In addition, nothing in this Agreement prevents the Executive from disclosing information about allegedly unlawful acts in the workplace to law enforcement authorities, any government agency (including without limitation the EEOC and any state or local agency engaged in the enforcement of anti-discrimination laws) or any attorney retained by the Executive. Furthermore, nothing in this Agreement affects the Executive’s obligation to testify truthfully in any legal proceeding.

(d)Return of Property. As soon as possible in connection with any termination of the Executive’s employment under this Agreement or when otherwise requested by the Company, the Executive shall return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of computer data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). The Executive shall also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains the Executive’s property after any Date of Termination. If requested by the Company, the Executive will provide a written acknowledgement and certification that all such Company property has been returned and electronic data permanently deleted and that the Executive has not shared or provided such information to any third parties. The Executive acknowledges and agrees that failure to surrender such property will cause irreparable damage to the Company.

(e)Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of obligations under this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 10 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any provision of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(f)Attorneys’ Fees. If any legal action, including without limitation any arbitration proceeding, is brought based on a claim of a breach of this Agreement, the prevailing party shall be entitled to recover all its reasonable legal and arbitration fees and expenses incurred in connection with the dispute concerning the claimed breach of this Agreement.

10.Settlement and Arbitration of Disputes. In the event of any dispute or claim relating to or arising out of the employment relationship, the Executive and the Company agree that (i) any and all disputes between the Executive and the Company shall be fully and finally resolved on an individual basis only (and not as a class or representative action) by binding arbitration, (ii) the Executive is waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $200 of the arbitration fees. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS Employment Arbitration Rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If the Executive is unable to access these rules, the Company will provide a hardcopy upon request. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The only claims not covered by this agreement to arbitrate are claims that are not arbitrable by law, which include claims for workers’ compensation, unemployment compensation benefits, suits brought under the Private Attorneys General Act (Cal. Labor Code § 2698), and any claims which are expressly excluded from predispute binding arbitration by controlling law or public policy, including without limitation the exclusion pursuant to 9 U.S.C. § 402. In addition, proceedings before government agencies are not subject to dismissal pursuant to this Section 10; provided that any court proceedings in which the Executive is a party are subject to arbitration pursuant to this Section 10, except as otherwise provided above. Either party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with a claim covered by this agreement to arbitrate, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. Such resort to temporary equitable relief shall be pending in and in aid of arbitration only, and in such cases the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

11.Integration. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, except the Confidentiality Agreement, which remains in full force and effect.

12.Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to death (or to the Executive’s estate, if the Executive fails to make such designation).

14.Conditions of Employment. Notwithstanding any other provision of this Agreement, the Company’s obligations under this Agreement are conditioned on (i) the Executive’s submission of satisfactory proof of legal authorization to work in the United States, (ii) if requested, the Executive’s completion of a standard background check to the satisfaction of the Company, and (iii) the Executive’s execution and timely return of the Company’s Confidentiality Agreement.

15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the CEO. Except as otherwise provided below in the event of notice by email, notices delivered by overnight mail shall be effective as of the date of scheduled delivery and notices by registered or certified mail shall be effective three (3) business days after mailing. Notices may be provided by email and shall be effective upon emailing; provided that emailed notices shall be confirmed by notice sent contemporaneously by one of the above methods. A notice to the Executive by email shall be sent to the Executive’s business email address and personal email address (if any), with the latter based on the last such personal email address that the Executive has filed with the Company. A notice to the Company by email shall be sent to the business email addresses of the CEO.

18.Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except (a) as otherwise provided herein, and (b) that the Executive shall have no rights to any severance or similar benefits under any severance pay plan, policy or practice.

19.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

21.Clawback Acknowledgement. The Executive acknowledges that the Executive is or may be subject to any policy established by the Company as of the Commencement Date, or as later adopted by the Company, providing for clawback or recovery of amounts that were paid to the Executive (each, a “Clawback Policy”). Any determination for clawback or recovery shall be made in the Company’s sole discretion in accordance with the terms of the applicable Clawback Policy and applicable law or regulation. Any action by the Company to recover compensation from the Executive in accordance with the applicable Clawback Policy from the Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a Good Reason condition or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Executive or (ii) to constitute a breach of a contract or other arrangement to which the Executive is a party. This Section 21 is a material term of this Agreement.

22.Counterparts; Copies. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be taken to be an original. Such counterparts shall together constitute the same Agreement. PDF copies, facsimile copies or other true and accurate copies shall be equally effective as originals.

23.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

24.Survival. The provisions of this Agreement shall survive the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date and year first above written.

PLUG POWER INC.

By:	/s/ ANDREW J. MARSH
Name:	Andrew J. Marsh
Title:	Chief Executive Officer

/s/ GERARD L. CONWAY, JR.
Gerard L. Conway, Jr.